Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K that have been amended to reflect the Company’s reorganization of its operating segments as of August 2, 2004. This section contains a number of forward-looking statements, all of which are based on our expectations as of June 14, 2004, the date we filed our Annual Report on Form 10-K with the Securities and Exchange Commission. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in the “Risk Factors” set forth in Part I, Item 1 of our Annual Report on Form 10-K filed June 14, 2004 and elsewhere therein. These forward-looking statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that had not been completed as of June 14, 2004. We disclaim any obligation to update information contained in any forward-looking statement.

As discussed further in the “Roxio Spin-Off” section below, we successfully completed the spin-off of our software segment, Roxio, into a fully independent and separate company in May 2001. Unless otherwise indicated, the information contained in this Form 8-K relates to our continuing operations.

RESULTS OF OPERATIONS

Overview

In fiscal 2004, our revenues grew 11% as compared to fiscal 2003 as a result of substantial growth in sales of our systems products and, to a lesser extent, from a slight increase in sales of our component products. Gross margins declined in fiscal 2004 from the prior year due to changes in product mix. Operating expenses declined year over year, primarily as a result of our efforts to bring expenses in line with our gross margin levels. During the year, we lowered our cost structure, completed the transition to a consolidated manufacturing strategy and continued to invest in next-generation products.

We have grown our business and expanded our product offerings in fiscal 2004 through the acquisitions of, and subsequent improvements to, the businesses of Eurologic, ICP vortex and Elipsan, as well through our strategic relationship with IBM. This growth was offset, in part, by reduced market share for our Ultra 320 products, as we have faced intense competition as the industry transitions from products employing Ultra 160 technology to Ultra 320 technology.

•  The acquisition of Eurologic in April 2003 extended our end-to-end solution strategy by adding a broad set of external and networked storage solutions. These solutions included fibre-channel arrays and were primarily sold by Eurologic to OEMs. Since the acquisition, we have expanded the sale of its products into the distribution channel, and have focused our efforts on developing business with major OEMs. In addition, we continue to improve the margins from the Eurologic business by moving its manufacturing operations from Ireland to our existing facility in Singapore and by embedding our proprietary technology into next generation products.

•  The acquisition of ICP vortex in June 2003 provided us with a stronger presence in European markets, primarily Germany, which has enabled us to increase our market share of RAID solutions and component products in these regions. In addition, the acquisition broadened our relationship with Intel to allow us to provide our RAID software for their chipsets. In addition, we have improved margins from this business by transitioning the manufacturing operations of ICP vortex from subcontractors to our facility in Singapore.

•  Our acquisition of Elipsan in February 2004 secured our access to its storage virtualization technology, which we are incorporating into our external storage products. This technology will enable us to facilitate storage scalability and increase performance across multiple homogenous RAID subsystems.

•  We significantly increased revenues from our strategic relationship with IBM entered into in fiscal 2002, under which we supply IBM with RAID solutions for their xSeries servers. We have recently begun manufacturing our Ultra 320 products in our Singapore facility using our proprietary RAID technology, which has enabled us to improve our margins from this relationship.

In addition, during fiscal 2004, we launched RAID-enabled products based on next generation Serial ATA technology and delivered our ASIC based on Serial Attached SCSI technology to major OEMs for integration and testing.

Our growth is largely dependent on the success of our external and networked storage solutions and, to a lesser extent, on our new technologies (i.e. Serial Attached SCSI, Serial ATA and iSCSI). In the fourth quarter of fiscal 2004, we expanded our relationship with IBM with respect to our external storage products and we expect to invest more than $5.0 million in additional research and development expense in fiscal 2005 to support this expanded relationship. Despite the economic downturn of the last few years, we continued to[, and currently plan to continue to invest in research and development spending to enter into and expand new and existing markets with the goal of increasing revenue and profitability levels.

In addition, our growth will also depend on our ability to successfully develop and market products based on new technologies and industry standards. For example, we have faced intense competition in the transition from products employing Ultra 160 technology, to solutions employing Ultra 320 technology. As a result of this competition, we have not secured the same market share for our Ultra 320 products as we historically have for our Ultra 160 products. Although the transition to solutions employing Ultra 320 technology has been slower than we originally anticipated, the transition still negatively affected our revenues in fiscal 2004 and may negatively affect our revenues in fiscal 2005. We believe that the industry is in the midst of transitioning to the next generation Serial Attached SCSI technology, which we believe will provide us with a competitive advantage because we have developed innovative products based on this technology. However, if the transition to Ultra 320 technology occurs before the industry transitions to the next generation Serial Attached SCSI technology, or if we are not successful in achieving design wins with respect to our Serial Attached SCSI products, our revenues would continue to be negatively affected. We expect to launch our Serial Attached SCSI products in the second half of fiscal 2005. Our future revenues will, over time, be significantly influenced by the extent to which we are successful in gaining customer adoption rates for, and ultimately selling, our Serial Attached SCSI, Serial ATA, iSCSI and external storage solutions products to our current and new customers.

The following table sets forth the items in the Consolidated Statements of Operations as a percentage of net revenues:

	Years Ended March 31,
	2004(4)	2003(4)	2002(4)
Net revenues(1)	100%	100%	100%
Cost of revenues(3)	58	50	48

Gross margin	42	50	52

Operating expenses:
Research and development(3)	23	29	29
Selling, marketing and administrative(1), (3)	17	22	25
Amortization of goodwill and other intangibles(2)	4	4	14
Write-off of acquired in-process technology	2	—	13
Restructuring charges	1	4	2
Other charges	1	0	19

Total operating expenses	48	59	102

Income (loss) from operations	(6)	(9)	(50)
Interest and other income(3)	15	8	8
Interest expense	(2)	(4)	(3)

Income from continuing operations before provision for (benefit from) income taxes	7	(5)	(45)
Provision for (benefit from) income taxes	(7)	(1)	2

Net income (loss) from continuing operations	14	(4)	(47)
Net income from discontinued operations	—	—	0
Net loss on disposal of discontinued operations	—	—	—

Net income (loss)	14%	(4)%	(47)%

Notes:

(1) We adopted EITF No. 01-09 in January 2002. As a result, certain consideration paid to distributors is now classified as a revenue offset rather than as an operating expense. Prior period financial statements have been reclassified to conform to this presentation.

(2) As of April 1, 2002, we ceased amortization of goodwill to conform with the provisions of SFAS 142.

(3) Prior period financial statements have been reclassified to conform to current period presentation.

(4) We completed a total of four acquisitions in fiscal 2004 and 2002 (Note 3). We recorded restructuring charges in fiscal 2004, 2003, 2002 and 2001 (Note 12). In fiscal 2004, we recorded a gain of $49.3 million related to the settlement with former president of DPT (Note 10), a reduction in the deferred tax asset valuation allowance of $21.6 million (Note 18) and a reduction of previously accrued tax related liabilities of $6.3 million (Note 18). In fiscal 2002, we recorded an impairment charge of $69.0 million to reduce goodwill related to the DPT acquisition (Note 13). These transactions affect the comparability of this data.

Net Revenues Summary:

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentage)

OEM	$286.4	33%	$215.2	13%	$190.1
Channel	123.1	(11)%	138.8	(16)%	164.4
DSG	43.4	(20)%	54.1	(16)%	64.2

Total Net Revenues	$452.9	11%	$408.1	(3)%	$418.7

Fiscal 2004 compared to Fiscal 2003

Net revenues from our OEM segment increased by $71.2 million, or 33%, in fiscal 2004 as compared to fiscal 2003 as a result of  growth in sales of our systems products, which are composed primarily of the products we acquired from Eurologic and an increase in sales of our component products. The increase in net revenues from our component products reflect an increase in sales of ServeRAID products to IBM, which began in the second quarter of fiscal 2003, and RAID revenues from ICP vortex, which we acquired in the first quarter of fiscal 2004, partially offset by the continued decline in sales volumes of our SCSI products due to a change in sales mix of products incorporating our SCSI technology due to customers purchasing more software and chip solutions which generally have lower average selling prices compared to host bus adapters or other board level SCSI products.  Additionally, we have faced intense competition in the transition from products employing Ultra 160 technology to solutions employing Ultra 320 technology. Although this transition has been slower than we originally anticipated, it still negatively affected our revenues in fiscal 2004.

Net revenues from our Channel segment decreased by $15.7 million, or 11%, in fiscal 2004 as compared to fiscal 2003 as a result of a decline in sales of our component products due to the continued decline in sales volumes of our SCSI products.  The decline in the volume of SCSI product sales was attributable to a decline in demand due to penetration of other lower-cost solutions, such as ATA, and a shift in the server market share from smaller VARs to major OEMs. However, this decline was partially offset by an increase in sales of our RAID enabled products based on the next generation Serial ATA technology launched in the first quarter of fiscal 2004.

Net revenues from the DSG segment decreased by $10.7 million, or 20%, in fiscal 2004 as compared to fiscal 2003 due to a decline in sales volumes of our SCSI-based desktop computer solutions, FireWire/1394 solutions and USB 2.0 host-bus adapters, offset partially by increased sales of digital media products launched in the second quarter of fiscal 2003. The decline in sales volume of our SCSI-based desktop computer solutions reflects a continued reduction in demand resulting from the penetration of other lower cost solutions and alternative technologies for the desktop. The decline in sales volumes of our FireWire/1394 solutions and USB 2.0 host-bus adapters was caused by the continued trend of OEMs incorporating these technologies into their products rather than end-users purchasing our products as components at the retail level. We expect revenues from our SCSI-based desktop computer solutions to continue to decline, partially offset by increased sales of digital media products.

Fiscal 2003 compared to Fiscal 2002

Net revenues from our OEM segment increased by $25.1 million, or 13%, in fiscal 2003 as compared to fiscal 2002 as a result of an increase in sales of our component products. This increase was primarily due to an increase in sales of ServeRAID products to IBM, which began in the second quarter of fiscal 2003.

However, this increase in net revenues was slightly offset by a decline in sales volumes of our SCSI products. The decline in the volume of SCSI product sales was attributable to a decline in demand due to penetration of other lower-cost solutions, such as ATA.

Net revenues from our Channel segment decreased by $25.6 million, or 16%, in fiscal 2003 as compared to fiscal 2002 as a result of a decline in sales of our component products primarily due to the continued decline in sales volumes of our SCSI products. The decline in the volume of SCSI product sales was attributable to a decline in demand due to penetration of other lower-cost solutions, such as ATA, and a shift in the server market share from smaller VARs to major OEMs. Because we derived a higher proportionate share of our SCSI revenues from VARs, our total SCSI revenues were adversely impacted by this shift.

Net revenues from the DSG segment decreased by $10.1 million, or 16%, in fiscal 2003 as compared to fiscal 2002 due to a decline in sales volumes of our SCSI-based desktop computer solutions caused by a reduction in demand resulting from the penetration of other lower-cost solutions and alternative technologies. Approximately half the decrease in SCSI revenues was offset by increased sales of USB 2.0 and FireWire/1394 connectivity solutions, hubs and digital media products launched in the second quarter of fiscal 2003.

Geographical Revenues and Customer Concentration

Geographical Revenues:	FY 2004	FY 2003	FY 2002
North America	41%	47%	47%
Europe	31%	28%	29%
Pacific Rim	28%	25%	24%

Total Gross Revenues	100%	100%	100%

Our international revenues grew as a percent of our total gross revenues in fiscal 2004 as compared to fiscal 2003 and fiscal 2002. Revenues from the European region increased as a percent of our total gross revenues in fiscal 2004 reflecting our acquisition of ICP vortex located in Germany, favorable effects of the Euro relative to the dollar, and generally strong demand in the European market. Revenues from the Pacific Rim region increased in fiscal 2004 as sales to ODMs in that region grew year-over year.

A small number of our customers account for a substantial portion of our net revenues, and we expect that a limited number of customers will continue to represent a substantial portion of our net revenues for the foreseeable future. In fiscal 2004, IBM and Dell accounted for 18% and 10% of our total net revenues, respectively. In fiscal 2003, Dell, IBM, Hewlett-Packard and Ingram Micro accounted for 14%, 13%, 11% and 10% of our total net revenues, respectively. In fiscal 2002, Dell and Ingram Micro accounted for 15% and 11%, respectively, of our total net revenues.

Gross Margin

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Gross Margin	$188.7	(8)%	$204.9	(5)%	$215.7
As a percentage of net revenues	42%		50%		52%

Our gross margin was 42% in fiscal 2004 compared to 50% in fiscal 2003. The decline in gross margin was primarily due to changes in our product mix reflecting the increase in sales of relatively lower margin products including ServeRAID products to IBM and sales of external storage solutions resulting from our acquisition of Eurologic and, to a lesser extent, by the sales mix of our SCSI products where more lower margin products were sold as compared to higher margin host bus adapters and board level SCSI products. Our external storage solutions generally carry lower gross margin than our other products, [and we expect revenues from these external storage product lines to continue to increase relative to revenues from our other products. As a result, gross margin is expected to continue to remain flat or decrease slightly based upon product mix offset by expected manufacturing efficiencies as production is shifted to our Singapore facility, overall volumes increase and incorporation of our proprietary technology into next generation storage products.

Our gross margin was 50% in fiscal 2003 compared to 52% in fiscal 2002. Gross margin for fiscal 2003 decreased from fiscal 2002 due to a decline in sales of our SCSI products, which carry relatively high margins, and an increase in sales of our ServeRAID products to IBM, which have lower margins. Additionally, gross margin for fiscal 2002 was unfavorably impacted by excess inventory charges due to customers delaying shipments or canceling orders as a result of the slowdown in their capital expenditures.

Research and Development Expense.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Research and Development	$102.8	(13)%	$118.4	(4)%	$123.0

The decrease in research and development expense in fiscal 2004 as compared to fiscal 2003 was primarily a result of decreased spending and decreased deferred compensation charges associated with our acquisition of Platys. The decrease in spending was primarily due to savings obtained through reductions in infrastructure spending and reduced headcount resulting from the restructuring programs implemented in fiscal 2003 and savings obtained by transitioning certain research and development efforts to India. However, these savings were partially offset by additional development expenses as a result of our acquisition of Eurologic, ICP vortex and Elipsan. Deferred compensation charges, which represented the vesting of restricted stock, unvested cash and assumed stock options, decreased by $6.4 million in fiscal 2004 as compared to fiscal 2003.

The decrease in research and development expense in fiscal 2003 as compared to fiscal 2002 was primarily a result of decreased deferred compensation charges associated with our acquisition of Platys. Deferred compensation charges decreased by $8.2 million in fiscal 2003 as compared to fiscal 2002. In fiscal 2003, we recorded deferred compensation charges of $10.4 million representing the vesting of restricted stock, unvested cash and assumed stock options. In fiscal 2002, we recorded deferred compensation charges of $18.6 million, including $6.9 million representing seven months of vesting of restricted stock, unvested cash, and assumed stock options and $11.7 million representing the value of stock and cash paid to certain Platys executives when specified milestones were met. Excluding the deferred compensation charges, which we believe are not indicative of our core operating results, our spending increased slightly in fiscal 2003 over fiscal 2002. The increase in spending, net of deferred compensation charges, was primarily due to the additional workforce brought on through our acquisition of Platys in August 2001 and related continued investment in iSCSI technology, and additional development expenses related to the workforce hired to exploit the technology acquired through the ServeRAID agreement with IBM in March 2002 and the Tricord asset purchase in November 2002. The additional spending was only partially offset by savings obtained through reductions in infrastructure spending and reduced headcount resulting from restructuring plans implemented in fiscal 2002 and the second quarter of fiscal 2003.

We continue to invest in significant levels of research and development in order to enhance technological investments in our solutions. Our investment in research and development primarily focuses on developing new products for the external storage, IP storage, server storage and networking markets. A portion of our research and development expense fluctuates depending on the timing of major project costs such as tape-outs and IC turns. In the fourth quarter of fiscal 2004, we expanded our relationship with IBM with respect to our external storage products and we expect to invest more than $5 million in additional research and development expense in fiscal 2005 to support this expanded relationship. We also invest in research and development of new technologies, including iSCSI, Serial ATA and Serial Attached SCSI.

Selling, Marketing and Administrative Expense.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Selling, Marketing and Administrative	$78.4	(14)%	$90.8	(14)%	$105.0

The decrease in selling, marketing and administrative expense in fiscal 2004 as compared to fiscal 2003 was primarily a result of decreased spending and decreased deferred compensation charges associated with our acquisition of Platys. The decrease in spending was primarily due to reductions of our workforce and infrastructure spending as a result of the restructuring plans implemented in fiscal 2003 and the first half of fiscal 2004. However, these savings were partially offset by the additional workforce brought on through our acquisitions of Eurologic, ICP vortex and Elipsan. Deferred compensation charges, which represented the vesting of restricted stock, unvested cash and assumed stock options, decreased by $3.8 million in fiscal 2004 as compared to fiscal 2003.

The decrease in selling, marketing and administrative expense in fiscal 2003 as compared to fiscal 2002 was primarily a result of deferred compensation charges associated with our acquisition of Platys. Deferred compensation charges, which represented the vesting of restricted stock, unvested cash and assumed stock options, decreased by $7.7 million in fiscal 2003 as compared to fiscal 2002. In fiscal 2003, we recorded deferred compensation charges of $4.0 million representing the vesting of restricted stock, unvested cash and assumed stock options. In fiscal 2002, we recorded deferred compensation charges of $11.7 million, including $2.4 million representing seven months of vesting of restricted stock, unvested cash, and assumed stock options and $9.3 million representing the value of stock and cash paid to certain Platys executives when specified milestones were met. Excluding the deferred compensation charges, which we believe are not indicative of our core operating results, our selling, marketing and administrative spending declined slightly in fiscal 2003 from fiscal 2002. The decrease in spending, net of deferred compensation charges, was primarily attributable to the reductions of our workforce, marketing programs and other discretionary spending as a result of the restructuring plans implemented in the fourth quarter of fiscal 2002 and the second quarter of fiscal 2003, partially offset by additional workforce brought on through our acquisition of Platys in August 2001.

Amortization of Goodwill and Acquisition-Related Intangible Assets.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Amortization of Goodwill and Acquisition-Related Intangible Assets	$16.7	11%	$15.0	(74)%	$57.4

Acquisition-related intangible assets include patents, core technology, covenants-not-to-compete, customer relationships, trade name, backlog and royalties. We amortize the acquisition-related intangible assets over periods which reflect the pattern in which the economic benefits of the assets are expected to be realized, which is primarily using the straight-line method over their estimated useful lives, ranging from three months to five years.

On April 1, 2002, we ceased amortizing goodwill with the adoption of SFAS No. 142. We account for goodwill under the impairment-only approach, whereby goodwill will be evaluated annually and whenever events or circumstances occur which indicate that goodwill might be impaired, using a fair-value-based approach. All other intangible assets will continue to be amortized over their estimated useful lives and assessed for impairment under SFAS No. 144. We completed the annual impairment tests during the fourth quarter of fiscal 2004 and concluded that, as of March 31, 2004, there was no impairment of goodwill.

The increase in amortization of acquisition-related intangible assets in fiscal 2004 as compared to fiscal 2003 related to the amortization of purchased intangible assets with the acquisitions of Eurologic, ICP vortex and Elipsan of $4.3 million. This was partially offset by lower amortization related to our DPT acquisition of $2.6 million as it became fully amortized in December 2003.

The decrease in amortization of acquisition-related intangible assets (including goodwill in fiscal 2002) in fiscal 2003 as compared to fiscal 2002 was due to the cessation of goodwill amortization in fiscal 2003 attributable to the adoption of SFAS No. 142 as discussed above, partially offset by $2.2 million of additional amortization of acquisition-related intangible assets due to a full year of amortization from our fiscal 2002 acquisition of Platys.

Write-Off of Acquired In-Process Technology.

Write-Off of Acquired In- Process Technology:	FY 2004	FY 2003	FY 2002
	(in millions)

Eurologic	$3.6	$—	$—
Elipsan	4.0	—	—
Platys	—	—	53.4

Total Write-Off of Acquired In-Process Technology	$7.6	$—	$53.4

Projects that qualify as acquired in-process technology represent those in which technological feasibility had not been established and no alternative future uses existed. The amounts allocated to acquired in-process technology was determined through established valuation techniques in the high-technology computer industry.

Eurologic:    The amount allocated to acquired in-process technology was determined through established valuation techniques in the high-technology computer industry. Approximately $3.6 million was written off in the first quarter of fiscal 2004 because technological feasibility had not been established and no alternative future uses existed. We acquired various external and networked storage products that enable organizations to install, manage and scale multiterabyte storage solutions. The identified projects focus on increased performance while reducing the storage controller form factor. The value was determined by estimating the net cash flows from the products once commercially viable and discounting the estimated net cash flows to their present value.

Net Cash Flows.    The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development expenses, including costs to complete the projects, selling, marketing and administrative expenses, royalty expenses and income taxes from the projects. We believe the assumptions used in the valuation as described below were reasonable at the time of the acquisition.

Net Revenues.    The estimated net revenues were based on management’s projections of the projects. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total net revenues from the projects were expected to grow through fiscal 2008, and decline thereafter as other new products are expected to become available. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by us and those of our competitors.

Gross Margins.    Projected gross margins were based on Eurologic’s historical margins, which were in line with industry averages.

Operating Expenses.    Estimated operating expenses used in the valuation analysis of Eurologic included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Eurologic’s overall business model, an assessment of specific product results, including both historical and expected direct expense levels and general industry metrics, was conducted.

Research and Development Expenses.    Estimated research and development expenses include costs to bring the projects to technological feasibility and costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” research and development) after a product is available for general release to customers. These activities include routine changes and additions. The estimated maintenance research and development expense was 5.0% of net revenues for the in-process technologies throughout the estimation period.

Selling, Marketing and Administrative Expenses.    Estimated selling, marketing and administrative expenses were consistent with the general industry cost structure in the first year net revenues were generated and increased in later years.

Effective Tax Rate.    The effective tax rate utilized in the analysis of the in-process technologies reflects a combined historical industry specific average for the United States Federal and state statutory income tax rates.

Royalty Rate.    We applied a royalty charge of approximately 2% of the estimated net revenues for each in-process project to attribute value for dependency on existing technology.

Discount Rate.    The cost of capital reflects the estimated time to complete the projects and the level of risk involved. The discount rate used in computing the present value of net cash flows was approximately 27% for each of the projects.

Percentage of Completion.    The percentage of completion of the acquired projects was determined using costs incurred by Eurologic prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility. We estimated, as of the acquisition date, the projects were approximately 60% complete. All projects outstanding as of the acquisition date had been completed as of March 31, 2004.

Elipsan:    The amount allocated to acquired in-process technology was determined through established valuation techniques in the high-technology computer industry. A write-off for in-process technology was $4 million in the fourth quarter of fiscal 2004 because technological feasibility had not been established and no alternative future uses existed. The in-process projects were related to the development of software modules to add additional functionality to the existing storage virtualization software as well as address specific customer needs. The value for the identifiable intangible was determined by estimating the net cash flows and discounting the estimated net cash flows to their present value.

Net Cash Flows.    The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development expenses, including costs to complete the projects, selling, marketing and administrative expenses, royalty expenses and income taxes from the projects. We believe the assumptions used in the valuation as described below were reasonable at the time of the acquisition.

Net Revenues.    The estimated net revenues were based on management’s projections of the projects. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total net revenues from the projects were expected to grow through fiscal 2007, and decline thereafter as other new products are expected to become available. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by us and those of our competitors.

Operating Expenses.    Estimated operating expenses used in the valuation analysis of Elipsan included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Elipsan’s overall business model, an assessment of specific product results, including both historical and expected direct expense levels and general industry metrics, was conducted.

Research and Development Expenses.    Estimated research and development expenses include costs to bring the projects to technological feasibility and costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” research and development) after a product is available for general release to customers. These activities include routine changes and additions. The estimated maintenance research and development expense was 5.0% of net revenues for the in-process technologies throughout the estimation period.

Selling, Marketing and Administrative Expenses.    Estimated selling, marketing and administrative expenses were consistent with the general industry cost structure and were consistent throughout the estimation period.

Effective Tax Rate.    The effective tax rate utilized in the analysis of the in-process technologies reflects a combined historical industry specific average for the United States Federal and state statutory income tax rates.

Discount Rate.    The cost of capital reflects the estimated time to complete the projects and the level of risk involved. The discount rate used in computing the present value of net cash flows was approximately 63% for each of the projects.

Percentage of Completion.    The percentage of completion of the acquired projects was determined using costs incurred by Elipsan prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility. We estimated, as of the acquisition date, the projects were approximately 28% complete. We expect remaining costs of approximately $0.3 million to bring the planned in-process projects to completion. Development of these projects remains a risk to Adaptec due to rapidly changing customer markets and significant competition. Failure to bring these products to market in a timely manner could adversely impact our future sales, results of operations and growth. Additionally, the value of the intangible assets acquired may become impaired.

Platys:    In connection with our acquisition of Platys, approximately $53.4 million of the purchase price was allocated to the acquired in-process technology and written off in fiscal 2002. We identified research projects of Platys in areas for which technological feasibility had not been established and no alternative future uses existed. We acquired certain ASIC-based iSCSI technology for IP storage solutions. The value was determined by estimating the expected cash flows from the products once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value as defined below.

Net Cash Flows.    The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development expenses, selling, general and administrative expenses, royalty expenses and income taxes from the projects. We believe the assumptions used in the valuation as described below were reasonable at the time of the acquisition. The research and development expenses excluded costs to bring the projects to technological feasibility.

Net Revenues.    The estimated net revenues were based on management projections of the projects. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total net revenues from the projects were expected to grow and peak after fiscal 2006, and decline thereafter as other new products are expected to become available. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of our new product introductions and those of our competitors.

Gross Margins.    Projected gross margins were based on Platys’ historical margins, which were in line with our prior SNG segment into which the acquired assets from Platys were integrated.

Operating Expenses.    Estimated operating expenses used in the valuation analysis of Platys included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Platys’ overall business model, an assessment of specific product results including both historical and expected direct expense levels and general industry metrics was conducted.

Research and Development Expenses.    Estimated research and development expenses consist of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” research and development) after a product is available for general release to customers. These activities include routine changes and additions. The estimated maintenance research and development expense was 1.25% of net revenues for the in-process technologies throughout the estimation period.

Selling, Marketing and Administrative Expenses.    Estimated selling, marketing and administrative expenses were consistent with Platys’ historical cost structure in the first year net revenues were generated and decreased in later years to account for economies of scale as total net revenues increased.

Effective Tax Rate.    The effective tax rate utilized in the analysis of the in-process technologies reflects a combined historical industry average for the United States Federal and state statutory income tax rates.

Royalty Rate.    We applied a royalty charge of approximately 8% of the estimated net revenues for each in-process project to attribute value for dependency on existing technology.

Discount Rate.    The cost of capital reflects the estimated time to complete the projects and the level of risk involved. The cost of capital used in discounting the net cash flows ranged from approximately 40% to 60% for each of the projects.

Percentage of Completion.    The percentage of completion for the acquired projects was determined using costs incurred by Platys prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility. We estimated, as of the acquisition date, project completion ranged from 25% to 90%.

We completed certain in-process projects and began shipping product in the fourth quarter of fiscal 2003 with additional in-process products expected to be completed by the second quarter of fiscal 2005. [We believe market acceptance of iSCSI technology will accelerate when leading storage OEMs complete development of their external storage systems incorporating iSCSI technology. We expect remaining costs of approximately $1 million to bring the planned in-process projects to completion. Development of these projects remains a significant risk to us due to the remaining effort to achieve technological feasibility and rapidly changing customer markets. Failure to bring these products to market in a timely manner, in a competitive market, could adversely impact our future sales, profitability and growth. Additionally, the value of the intangible assets acquired may become impaired.

Restructuring Charges.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Restructuring Charges	$4.3	(70)%	$14.3	43%	$10.0

As a result of the economic slowdown and decline in capital spending in the information technology industry, we implemented several restructuring plans which included reductions of our workforce and consolidation of operations. The goal of these plans was to bring our operational expenses to appropriate levels relative to our net revenues, while simultaneously implementing extensive new company-wide expense-control programs. We believe we reduced our annual infrastructure expense level by at least $55 million as a result of our fiscal 2004, fiscal 2003 and fiscal 2002 restructuring plans. For further discussion on our restructuring plans, please refer to Note 12 to the Notes to Consolidated Financial Statements.

Fiscal 2004 Restructuring Plans

Second Quarter of Fiscal 2004 Restructuring Plan:    In the second quarter of fiscal 2004, we initiated certain actions which included consolidation of research and development resources, the involuntary termination of certain marketing and administrative personnel, the shutdown of our Hudson, Wisconsin facility, and asset impairments associated with the identification of duplicative assets and facilities. We recorded a restructuring charge of approximately $1.6 million in the second quarter of fiscal 2004, of which $1.5 million was associated with severance and benefits from terminating approximately 33 employees and $0.1 million related to the write-down of certain assets taken out of service.

Additional charges related to the second quarter of fiscal 2004 restructuring plan were taken in the third quarter of fiscal 2004. We recorded a restructuring charge of $0.6 million as a result of vacating the Hudson facility in the third quarter of fiscal 2004. This completed the restructuring initiated in the second quarter of fiscal 2004. Restructuring charges incurred to date related to the second quarter of fiscal 2004 restructuring plan are $2.2 million. Restructuring charges are not allocated to segments but rather managed at the corporate level.

Third Quarter of Fiscal 2004 Restructuring Plan:    In the third quarter of fiscal 2004, we initiated actions to consolidate certain research and development resources. We recorded a restructuring charge of $0.4 million related to severance and benefits of 12 employees based in the United States. We do not expect to incur any further charges in connection with this restructuring plan.

Fourth Quarter of Fiscal 2004 Restructuring Plan:    In the fourth quarter of fiscal 2004, we initiated certain actions to consolidate primarily technical support and engineering resources. This included the involuntary termination of 35 employees mainly from the United States. In addition, the plan included costs pertaining to estimated future obligations for non-cancelable lease payments for an excess facility in California through July 2005, the end of the lease term. We recorded a restructuring charge of $1.7 million associated with this plan [and do not expect to incur any further charges. Restructuring charges are not allocated to segments but rather managed at the corporate level.

As a result of our fiscal 2004 restructuring plans, we expect to reduce our annual infrastructure spending by approximately $10 million, of which approximately 9%, 51% and 40% will be reflected as a reduction in cost of revenues, research and development expense, and selling, marketing and administrative expense, respectively.

Fiscal 2003 Restructuring Plans

In the second and fourth quarters of 2003, we announced restructuring programs (collectively called the fiscal 2003 restructuring provision) to reduce expenses and streamline operations and recorded a restructuring charge of $13.2 million. During fiscal 2003 and 2004, we recorded adjustments to the fiscal 2003 restructuring provision of $0.1 million and $0.2 million, respectively, related to the reduction to severance and benefits as actual results were lower than anticipated, offset by additional lease costs, primarily related to the estimated loss of a facility in Florida through April 2008, the end of the lease term. Restructuring charges are not allocated to segments but rather managed at the corporate level.

As a result of our fiscal 2003 restructuring plans, we estimate that we reduced our annual infrastructure spending by approximately $25 to $35 million, of which approximately 12%, 38% and 50% was reflected as a reduction in cost of revenues, research and development expense, and selling, marketing and administrative expense, respectively.

Fiscal 2002 Restructuring Plans

In the first and fourth quarters of 2002, our management implemented restructuring plans (collectively called the fiscal 2002 restructuring provision) to reduce costs, improve operating efficiencies and tailor our expenses to current revenues and recorded a restructuring charge of $10.1 million. During fiscal 2002, 2003 and 2004, we recorded adjustments to the fiscal 2002 restructuring provision of $0.4 million, $0.6 million and $0.2 million, respectively, related to the additional lease costs offset by a reduction to severance and benefits as actual results were lower than anticipated. The additional lease costs primarily related to the estimated loss of two facilities in Florida and Belgium through the end of the lease term, which are April 2008 and October 2005, respectively. Restructuring charges are not allocated to segments but rather managed at the corporate level.

As a result of our fiscal 2002 restructuring plans, we estimate that we reduced our annual infrastructure spending by approximately $20 to $25 million, of which approximately 30%, 35% and 35% was reflected as a reduction in cost of revenues, research and development expense, and selling, marketing and administrative expense, respectively.

Other Charges.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Other Charges	$6.0	291%	$1.5	(98)%	$77.6

In fiscal 2004, we recorded an impairment charge of $5.0 million to reduce costs in excess of fair value to reflect the difference between carrying value and the estimated proceeds, including cost to sell and to cease depreciation, from the sale of certain properties. We decided to consolidate our properties in Milpitas, California to better align our business needs with existing operations and to provide more efficient use of our facilities. As a result, two owned buildings, including associated building improvements and property, plant and equipment, have been classified as assets held for sale and are included in “Other current assets” in the Consolidated Balance Sheet at March 31, 2004 at their expected fair value less cost of sales of $6.7 million. Fair value was determined by management estimates, appraisal values and values for similar properties. We have entered into an exclusive sales listing agreement with a broker to sell these facilities. We expect to sell these facilities by the end of fiscal 2005.

We hold minority investments in non-public companies. We regularly monitor these minority investments for impairment and record reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market price and declines in operations of the issuer. We recorded an impairment charge of $1.0 million, $1.5 million and $8.6 million related to a decline in the value of minority investments deemed to be other-than-temporary in fiscal 2004, 2003 and 2002, respectively.

In accordance with SFAS No. 144 and, prior to January 1, 2002, SFAS No. 121, we regularly perform reviews to determine if facts or circumstances are present, either internal or external, which would indicate if the carrying values of our long-lived assets are impaired. We measure impairment loss related to long-lived assets based on the amount by which the carrying amount of such assets exceeds their fair values. Our measurement of fair value is generally based on an analysis of estimated future discounted cash flows. In performing our analysis, we use the best information available in the circumstances, including reasonable and supportable assumptions and projections. During the quarter ended March 31, 2002, we formalized our intention to discontinue the use of certain technology acquired from DPT for the external storage solutions market. Our decision indicated impairment of certain long-lived assets related to our acquisition of DPT. As a result, we recorded a charge of $69.0 million to reduce goodwill recorded in connection with the acquisition of DPT based on the amount by which the carrying amount of the assets exceeded the fair value. Fair value was determined based on discounted estimated future cash flows. The cash flow periods used were six years and the discount rate used was 20%. The assumptions supporting the discounted estimated future cash flows, including the discount rate and estimated terminal values, reflect management’s best estimates. The discount rate was based upon our weighted average cost of capital as adjusted for the risks associated with our operations.

Interest and Other Income.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Interest income	$19.2	(36)%	$29.9	(13)%	$34.2
Gain on settlement with former president of DPT	49.3	100%	—	—	—
Gain (loss) on extinguishment of debt	(6.5)	(296)%	3.3	280%	0.9
Other	4.4	549%	0.7	603%	(0.2)

Total Interest and Other Income	$66.4	96%	$33.9	(3)%	$34.9

Interest and other income is primarily attributable to interest income earned on our cash, cash equivalents and marketable securities, gains or losses from the repurchase of our 3% Notes and 4 3/4% Notes, fluctuations in foreign currency gains or losses and sublease income received from third parties.

The increase in interest and other income in fiscal 2004 as compared to fiscal 2003 was primarily due to a gain of $49.3 million in relation to a settlement with the former president of DPT and net realized gains of $2.0 million on foreign currency transactions. These gains were partially offset by lower interest income earned on our cash, cash equivalents and marketable securities related to lower average cash balances and lower yields received on our investments and losses on the repurchase of our 3% Notes and the redemption of our 4 3/4% Notes. In fiscal 2004, we recorded a loss of $5.7 million related to the repurchase of $214.8 million in principal amount of our 3% Notes and a loss of $0.8 million related to the redemption of $82.4 million in principal amount of our 4 3/4% Notes. In fiscal 2003, we recorded a gain of $3.3 million related to the repurchase of $120.4 million in principal amount of our 4 3/4% Notes. For further discussion on the settlement with former president of DPT, please refer to Note 10 to the Notes to Consolidated Financial Statements.

The decrease in interest and other income in fiscal 2003 as compared to fiscal 2002 was primarily due to lower interest income earned on our cash, cash equivalents and marketable securities, partially offset by higher gains on the repurchase of our 4 3/4% Notes. In fiscal 2003, we recorded a gain of $3.3 million related to the repurchase of $120.4 million in principal amount of our 4 3/4% Notes. In fiscal 2002, we recorded a gain of $0.9 million related to the repurchase of $27.0 million in principal amount of our 4 3/4% Notes.

Interest Expense.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Interest Expense	$(9.4)	(43)%	$(16.4)	23%	$(13.4)

Interest expense is primarily associated with our 3/4% Notes, 3% Notes and 4 3/4% Notes, issued in December 2003, March 2002 and February 1997. The decrease in interest expense for fiscal 2004 as compared to fiscal 2003 was primarily due to the reduction in the outstanding balances of the 3% Notes, 4 3/4% Notes and the General Holdback due to Platys shareholders, partially offset by interest expense related to our 3/4% Notes. The increase in interest expense for fiscal 2003 as compared to fiscal 2002 was due to a full year of interest on our 3% Notes. The increase was partially offset by lower interest expense due to the reduction in the outstanding balances of our 4 3/4% Notes and the General Holdback due the Platys shareholders. Based upon our lower interest rates and lower debt obligations outstanding of $260.2 million at March 31, 2004 as compared with the prior year of $332.4 million, we expect interest expense to decrease in future periods.

Income Taxes.

	FY 2004	Percentage Change	FY 2003	Percentage Change	FY 2002
	(in millions, except percentages)

Provision For (Benefit From) Income Taxes	$(33.0)	1354%	$(2.3)	(130)%	$7.5

For fiscal 2004, we recorded an income tax benefit of $33.0 million on a pre-tax income of $29.9 million. Our fiscal 2004 effective income tax rate includes a tax benefit for the reduction in the valuation allowance of $21.6 million and the reduction of previously accrued tax related liabilities of $6.3 million. The valuation allowance for deferred tax assets was established in fiscal 2002 as we determined that it is more likely than not that the deferred tax assets would not be realized.  We continuously monitor the circumstances impacting the expected realization of our deferred tax assets and the tax provisions established for fiscal years under IRS audit. At March 31, 2004, our analysis of our deferred tax assets demonstrated that it was more likely than not that all of our deferred tax assets would be realized.  Factors that lead to this conclusion included, but were not limited to, expected future income which included the completion of key products based on serial technologies and increased revenue opportunities, particularly for our systems products, and our historical success in managing our deferred tax assets.  In addition, our recent acquisitions and business alliances, together with our streamlined operations and revised product roadmaps, provided significant new visibility into earnings and profitability in future periods.  Accordingly, we released the valuation allowance and additional tax provision in the fourth quarter of fiscal 2004 based on our conclusion that it is more likely than not that the deferred tax assets existing at March 31, 2004 will be realized and that the tax related liabilities will not be required. Our effective tax rate for fiscal 2004 also differs from the combined United States federal and state statutory income tax rate of 40% primarily due to the tax benefits from our Singapore tax holiday, research and development credits, and the tax benefit applicable to the DPT purchase price adjustment.

For fiscal 2003, we recorded an income tax benefit of $2.3 million on a pre-tax loss of $17.7 million. For fiscal 2002, we recorded an income tax provision of $7.5 million on a pre-tax loss of $189.2 million. Our effective tax rate for fiscal 2003 and fiscal 2002 generally differs from the combined United States federal and state statutory income tax rate of 40% primarily due to the amortization of acquisition-related intangible assets that are not fully deductible for tax purposes, changes in our valuation allowance, foreign earnings taxed at different rates and research and development credits.

Our subsidiary in Singapore is currently operating under a tax holiday. We have agreed to terms for a new tax holiday package effective for fiscal years 2005 through 2010. The new tax holiday will provide that profits derived from certain products will be exempt from tax, subject to certain conditions.

Our tax-related liabilities were $65.8 million and $72.7 million at March 31, 2004 and 2003, respectively. Fluctuations in the tax related liability account were a function of the current tax provisions, utilization of deferred tax assets, and the timing of tax payments. Tax related liabilities are primarily comprised of income, withholding and transfer taxes accrued by us in the taxing jurisdictions in which we operate around the world, including, but not limited to, the United States, Singapore, Ireland, United Kingdom, Japan, and Germany. The amount of the liability was based on management’s evaluation of our tax exposures in light of the complicated nature of the business transactions we have entered into in a global business environment.

Liquidity and Capital Resources

Key Components of Cash Flow

Cash generated from operations was $95.4 million in fiscal 2004, compared to $59.7 million for fiscal 2003 and $32.2 million for fiscal 2002. Operating cash for fiscal 2004 resulted primarily from our net income of $62.9 million, adjusted for non-cash items including depreciation and amortization of intangible assets of $51.8 million, amortization of deferred stock-based compensation of $4.1 million, write-off of acquired in process technology of $7.6 million, impairment loss recognized on assets held for sale of $5.0 million, write-off of minority investment of $1.0 million and loss of $6.5 million related to the repurchase of our 3% Notes and 4 3/4% Notes offset by the non-cash portion of the gain on settlement with the former president of DPT of $18.3 million. These factors were partially offset by changes to working capital assets and liabilities, excluding the impact of balances acquired from Eurologic, ICP vortex and Elipsan, that decreased cash provided by operating activities by $1.9 million.

Days sales outstanding decreased to 41 at March 31, 2004 as compared to 45 at March 31, 2003 reflecting improved collections and improved revenue linearity. Annualized inventory turns decreased to 5.7 at March 31, 2004 from 9.0 at March 31, 2003. Overall inventory levels were higher at the end of fiscal 2004 compared to fiscal 2003 as we transitioned the manufacturing of ServeRAID, Eurologic and ICP vortex products to our Singapore facility. Additionally, inventory levels were generally lower in fiscal 2003 as we employed SMTC to manufacture certain of our ServeRAID products for IBM. Inventory management will continue to be an area of focus as we balance the need to maintain strategic inventory levels to ensure adequate supply and competitive lead times with the risk of inventory obsolescence and customer requirements. Additionally, we received $23.4 million in income and state tax refunds in fiscal 2004.

Cash used in investing activities was $16.4 million in fiscal 2004 as compared to $130.9 million for fiscal 2003 and $102.6 million for fiscal 2002. This was primarily due to our acquisitions of Eurologic, ICP vortex and Elipsan, payment of holdback in connection with our acquisition of Platys, offset by net sales and maturities of marketable securities.

Cash used in financing activities was $110.2 million in fiscal 2004 as compared to $111.4 million for fiscal 2003. Cash provided by financing activities was $224.8 million for fiscal 2002. The cash used in financing activities in fiscal 2004 was primarily driven by repurchases of our 4 3/4% and 3% Notes offset by net proceeds from the issuance of new convertible debt as further described below.

Liquidity, Capital Resources and Financial Condition

At March 31, 2004, we had $663.9 million in cash, cash equivalents and marketable securities of which approximately $457.8 million was held by our Singapore subsidiary. Although we do not have any current plans to repatriate cash from our Singapore subsidiary to our United States parent company, if we were to do so, additional income taxes at the combined United States Federal and state statutory rate of approximately 40% could be incurred from the repatriation.

In December 2003, we issued $225.0 million of 3/4% Notes due December 22, 2023. The issuance costs associated with the 3/4% Notes totaled $6.8 million and the net proceeds from the offering were $218.2 million. In conjunction with the issuance of the 3/4% Notes, we spent $64.1 million to enter into a convertible bond hedge transaction. We also received $30.4 million from the issuance of warrants to purchase up to 19.2 million shares of our common stock. Please refer to Note 8 for a detailed discussion of our debt and equity transactions. We utilized the proceeds from the issuance of 3/4% Notes to repurchase $214.8 million in aggregate principal amount of the 3% Notes. Additionally, through the end of fiscal 2004, we had redeemed the outstanding principal balance of $82.4 million of our 4 3/4% Notes. At March 31, 2004, we had $260.2 million of aggregate principal amount in convertible notes that are due in March 2007 and December 2023 in the amount of $35.2 million and $225.0 million, respectively.

We are required to maintain restricted cash or investments to serve as collateral for the first six scheduled interest payments and the first ten scheduled interest payments on our 3% Notes and 3/4% Notes, respectively. As of March 31, 2004, we had $9.1 million of restricted cash and restricted marketable securities, consisting of United States government securities, of which $2.8 million was classified as short-term and $6.3 million was long-term.

In May 2001, we obtained a revolving line of credit of $20.0 million that expired in August 2003. No borrowings were made against this line of credit.

The IRS is currently auditing our tax return for fiscal 1997 and final settlement agreements have been filed with the United States Tax Court on all but one issue. In addition, the IRS is auditing our Federal income tax returns for fiscal 1998 through fiscal 2001. We believe that we have sufficient tax provisions for these years. We believe the final outcome of the IRS audits will not have a material adverse impact on our liquidity.

We believe that our cash balances and the cash flows generated by operations will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may require additional cash to fund acquisitions or investment opportunities or other events may arise in the future. In these instances, we may seek to raise such additional funds through public or private equity or debt financings or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any equity financing we obtain may dilute your ownership interests and any debt financing could contain covenants that impose limitations on the conduct of our business.

The following table summarizes our contractual obligations at March 31, 2004.

Contractual Obligations (in thousands)	Payments Due By Period
	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
Long-Term Debt	$260,190	$—	$35,190	$—	$225,000
Capital Lease Obligations	—	—	—	—	—
Operating Leases	38,866	8,899	16,681	2,965	10,321
Purchase Obligations(1)	19,697	19,697	—	—	—
Other Long-Term Liabilities Reflected on Balance Sheet Under GAAP	4,688	1,026	2,407	767	488

Total	$323,441	$29,622	$54,278	$3,732	$235,809

(1)

For the purposes of this table, contractual obligations for purchase of goods or services are defined as agreements that are enforceable, non-cancelable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current needs and are fulfilled by our vendors within short time horizons. The expected timing of payment of the obligations discussed above was estimated based on information available to the Company as of June 14, 2004. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

We invest in technology companies through two venture capital funds, Pacven Walden Venture V Funds and APV Technology Partners II, L.P. At March 31, 2004, the carrying value of such investments aggregated $3.1million. We have also committed to provide additional funding of up to $0.7 million.

Off Balance-Sheet Arrangements

In conjunction with the 3/4% Notes offering in December 2003, we entered into a convertible bond hedge transaction with an affiliate of one of the original purchasers of the 3/4% Notes. The convertible bond hedge is designed to mitigate stock dilution from conversion of the 3/4% Notes. The convertible bond hedge has value if the average market price per share of our common stock upon exercise or expiration of the bond hedge is greater than $11.704 per share. Under the convertible bond hedge arrangement, the counterparty agreed to sell to us up to 19.2 million shares of our common stock, which is the number of shares issuable upon conversion of the 3/4% Notes in full, at a price of $11.704 per share. The convertible bond hedge transaction may be settled at our option either in cash or net shares and expires in December 2008. Settlement of the convertible bond hedge in net shares on the expiration date would result in us receiving a number of shares of our common stock with a value equal to the amount otherwise receivable on cash settlement. Should there be an early unwind of the convertible bond hedge transaction, the amount of cash or net shares potentially received by us will depend upon then existing overall market conditions, and on our stock price, the volatility of our stock and the amount of time remaining on the convertible bond hedge.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies essential to the consolidated financial statements. The preparation of these financial statements requires estimates and assumptions that affect the reported amounts and disclosures. Although we believe that our judgments and estimates are appropriate and correct, actual future results may differ materially from our estimates.

We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operation for future periods could be materially affected. See “Risk Factors” for certain risks relating to our future operating results.

Revenue Recognition:    Our policy is to recognize revenue from product sales, including sales to OEMs, distributors and retailers, upon shipment from us, provided persuasive evidence of an arrangement exists, the price is fixed or determinable and collectibility is reasonably assured.

Our distributor arrangements provide distributors with certain product rotation rights. Additionally, we permit our distributors to return products subject to certain conditions. We establish allowances for expected product returns in accordance with SFAS No. 48. We also establish allowances for rebate payments under certain marketing programs entered into with distributors. These allowances comprise our revenue reserves and are recorded as direct reductions of revenue and accounts receivable. We make estimates of future returns and rebates based primarily on our past experience as well as the volume and price mix of products in the distributor channel, trends in distributor inventory, economic trends that might impact customer demand for our products (including the competitive environment), the economic value of the rebates being offered and other factors. In the past, actual returns and rebates have not been significantly different from our estimates. However, actual returns and rebates in any future period could differ from our estimates, which could impact the net revenue we report.

Inventory:    The valuation of inventory requires us to estimate obsolete or excess inventory as well as inventory that are not of saleable quality. The determination of obsolete or excess inventory requires us to estimate the future demand for our products within specific time horizons, generally six to twelve months. To the extent our demand forecast for specific products is less than our product on hand and our non-cancelable orders, we could be required to record additional inventory reserves, which would have a negative impact on our gross margin. Additionally, if actual demand is higher than our demand forecast for specific products that have been fully reserved, our future margins may be higher.

Goodwill:    Goodwill is initially recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. We perform an annual review on the last day of February of each year, or more frequently if indicators of potential impairment exist, to determine if the recorded goodwill is impaired. Our impairment review process compares the fair value of our segments (which we have determined to be our reporting units) to their carrying value, including the goodwill related to the segments. To determine the fair value, our review process uses the income method and is based on a discounted future cash flow approach that uses estimates including the following for each segment: revenue, based on assumed market growth rates and our assumed market share; estimated costs; and appropriate discount rates based on the particular business’s weighted average cost of capital. Our estimates of market segment growth, our market segment share and costs are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying businesses. Our business consists of both established and emerging technologies and our forecasts for emerging technologies, including iSCSI, are based upon internal estimates and external sources rather than historical information. If future forecasts are revised, they may indicate or require future impairment charges. We also considered our market capitalization on the dates of our impairment tests under SFAS 142, in determining the fair value of the respective businesses. We performed our annual goodwill impairment test in the fourth quarter of fiscal 2004 and determined that no goodwill impairment was required.

The discounted cash flow approach for estimating the fair value is dependent on a number of factors including estimates of future market growth, forecasted revenue and costs, expected periods the assets will be utilized and appropriate discount rates used to calculate the discounted cash flow. Our fair value estimates, as well as the allocation of net assets to reporting units, are based on assumptions we believe to be reasonable but which are unpredictable and inherently uncertain and as a result, actual results may differ from those estimates.

Income Taxes:    We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

We must assess the likelihood that we will be able to recover our deferred tax assets. We consider historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. As a result of our analysis of expected future income at March 31, 2004, it was considered more likely than not that a valuation allowance for deferred tax assets was not required resulting in the release of previously recorded allowance generating a $21.6 million tax benefit. As of March 31, 2004, we believed that all of the deferred tax assets recorded on our balance sheet would ultimately be recovered. However, should there be a change in our ability to recover our deferred tax assets, our tax provision would increase in the period in which we determine that the recovery is not probable.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and related interest will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be. At March 31, 2004, we analyzed our tax related liabilities resulting in a release generating a tax benefit of $6.3 million. For a discussion of current tax matters, see “Note 19” in the Notes to Consolidated Financial Statements.

Our global operations involve manufacturing, research and development and selling activities. Profit from non-US activities are subject to local country taxes but are not subject to U.S. tax until they are deemed to be or actually repatriated back to the U.S. It is currently our intention to permanently reinvest these earnings outside the U.S.

ACQUISITIONS AND OTHER MAJOR TRANSACTIONS

We are continually exploring strategic acquisitions that build upon our existing library of intellectual property and enhance our technological leadership in the markets where we operate.

Fiscal 2004

During the first quarter of fiscal 2004, we purchased Eurologic and ICP vortex. During the fourth quarter of fiscal 2004, we purchased Elipsan. Accordingly, the estimated fair value of assets acquired and liabilities assumed in the acquisitions and the results of operations of the acquired entities were included in our consolidated financial statements as of the respective effective dates of the acquisitions. There were no significant differences between our accounting policies and those of Eurologic, ICP vortex or Elipsan.

Eurologic:    On April 2, 2003, we completed the acquisition of Eurologic, a provider of external and networked storage solutions. We acquired Eurologic to further enhance our direct-attached and fibre-attached server storage capabilities by allowing us to provide end-to-end block- and file-based networked storage solutions. As consideration for the acquisition of all of the outstanding capital stock of Eurologic, we paid $25.6 million in cash, subject to the Holdback described below, and assumed stock options to purchase 0.5 million shares of our common stock, with a fair value of $1.6 million. We also incurred $1.1 million in transaction fees, including legal, valuation and accounting fees. The assumed stock options were valued using the Black-Scholes valuation model with the following assumptions: volatility rates ranging from 57% - 81%; risk-free interest rates ranging from 1.1% - 2.5%; and estimated lives ranging from 0.08 - 4 years. Eurologic’s goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

Holdback:    As part of the Eurologic purchase agreement, $3.8 million of the cash payment was held back, also referred to as the Holdback, for unknown liabilities that may have existed as of the acquisition date. The Holdback, which was included as part of the purchase price, is included in “Accrued liabilities” in the Condensed Consolidated Balance Sheet as of March 31, 2004 and will be paid to the former Eurologic stockholders 18 months after the acquisition closing date, except for funds necessary to provide for any unknown liabilities.

Earn-out Payments:    We also committed to pay the stockholders of Eurologic contingent consideration of up to $10.0 million in cash, also referred to as earn-out payments. The earn-out payments become payable if certain revenue levels are achieved by the acquired Eurologic business, in the period from July 1, 2003 through June 30, 2004. The earn-out payments, if any, will be recorded as purchase price adjustments in the period in which the attainment of the milestones become probable and the contingent consideration becomes determinable. Based on our projections as of March 31, 2004, we did not believe that attainment of the milestones was probable, and accordingly, there was no accrual for the earn-out payment at March 31, 2004.

In-process Technology:    Approximately $3.6 million of the purchase price was allocated to acquired in-process technology, which consisted of various external and networked storage products that enable organizations to install, manage and scale multiterabyte storage solutions, and was written off in the first quarter of fiscal 2004.

Acquisition-related restructuring:    During the fourth quarter of fiscal 2004, we finalized our plans to integrate the Eurologic operations. The integration plan included the involuntary termination or relocation of approximately 110 employees, exiting duplicative facilities and the transition of all manufacturing operations from Dublin, Ireland to our manufacturing facility in Singapore. The consolidation of the manufacturing operations, as well as involuntary employee terminations, was completed by the fourth quarter of fiscal 2004. The acquisition-related restructuring liabilities were accounted for under EITF No. 95-3 and, therefore, were included in the purchase price allocation of the cost to acquire Eurologic. We recorded a liability of $3.3 million in fiscal 2004 for these activities. As of March 31, 2004, we had utilized approximately $2.8 million of these charges. We anticipate that the remaining restructuring reserve balance will be paid out by the third quarter of fiscal 2006.

ICP Vortex:    On June 5, 2003, we completed the acquisition of ICP vortex. ICP vortex was an indirect wholly-owned subsidiary of Intel Corporation and provided a broad range of hardware and software RAID data protection solutions, including SCSI, Serial ATA and fibre channel products. We paid $14.3 million in cash to acquire ICP vortex. We also incurred $0.3 million in transaction fees, including legal, valuation and accounting fees. ICP Vortex’s goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

In connection with the acquisition, we initiated a plan to integrate the ICP vortex operations. The plan included the transfer of manufacturing operations to Singapore and the integration of certain duplicative resources. The acquisition-related restructuring liabilities were accounted for under EITF No. 95-3 and therefore were included in the purchase price allocation of the cost to acquire ICP vortex. The consolidation of the manufacturing operations, as well as involuntary employee terminations, was substantially completed by the fourth quarter of fiscal 2004. We recorded a liability of $0.4 million in fiscal 2004 for severance and benefits related to the involuntary termination of 19 employees. Any changes to our estimate will result in an increase or decrease to the accrued restructuring charges and a corresponding increase or decrease to goodwill. As of March 31, 2004, we had utilized approximately $0.3 million of these charges. We anticipate that the remaining restructuring reserve balance will be paid out by the first quarter of fiscal 2005.

Elipsan:    On February 13, 2004, we completed the acquisition of Elipsan, a provider of networked storage infrastructure software. Elipsan’s storage virtualization technology will enable us to make storage more cost-effective, easier to scale, and increase performance across multiple RAID subsystems. We paid $18.7 million in cash to acquire Elipsan, subject to the holdback described below. We also incurred $0.5 million in transaction fees, including legal, valuation and accounting fees.  Elipsan’s goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

Holdback:    As part of the Elipsan purchase agreement, $2.0 million of the cash payment was held back, also known as the Elipsan Holdback, for unknown liabilities that may have existed as of the acquisition date. The Elipsan Holdback, which was included as part of the purchase price, is included in “Other long-term liabilities” in the Consolidated Balance Sheet as of March 31, 2004 and will be paid to the former Elipsan stockholders 18 months after the acquisition closing date, except for funds necessary to provide for any unknown liabilities.

In-process Technology:    Approximately $4.0 million of the purchase price was allocated to acquired in-process technology and was written off in the fourth quarter of fiscal 2004. The in-process projects were related to the development of software modules to add additional functionality to the existing storage virtualization software as well as address specific customer needs.

Acquisition-Related Restructuring:    In connection with our acquisition, we initiated a plan to integrate the Elipsan operations. The plan includes the integration of certain duplicative resources. We established a preliminary plan in the fourth quarter of fiscal 2004 and, accordingly, recorded $0.8 million related to both severance and benefits in connection with the involuntary termination of two employees on March 31, 2004 and other integration activities through fiscal 2005. The acquisition-related restructuring liabilities were accounted for under EITF No. 95-3 and therefore were included in the purchase price allocation of the cost to acquire Elipsan. Any changes to our estimate will result in an increase or decrease to the accrued restructuring charges and a corresponding increase or decrease to goodwill. No payments had been made as of March 31, 2004 related to this plan.

Fiscal 2002

IBM ServeRAID Agreements

In March 2002, we entered into a non-exclusive, perpetual technology licensing agreement and an exclusive three-year product supply agreement with IBM. The technology licensing agreement grants us the right to use IBM’s ServeRAID technology for our internal and external RAID products. Under the product supply agreement, we will supply RAID software, firmware and hardware to IBM for use in IBM’s xSeries servers. The agreement does not contain minimum purchase commitments from IBM and we cannot be assured of the future revenue we will receive under this agreement. Either party may terminate the technology licensing agreement if the other party materially breaches its obligations under the agreement. The product supply agreement automatically terminates at the end of three years or earlier upon breach of a material contract obligation by us or upon the occurrence of any transaction within two years of the effective date of the agreement that results in: (i) a competitor of IBM beneficially owning at least 10% of our voting stock or any of our affiliates; (ii) a competitor of IBM becoming entitled to appoint a nominee to our Board of Directors; or (iii) a director, office holder or employee of a competitor of IBM becomes one of our directors.

In consideration, we paid IBM a non-refundable fee of $26.0 million and issued IBM a warrant to purchase 150,000 shares of our common stock at an exercise price of $15.31 per share. The warrant has a term of five years from the date of issuance and is immediately exercisable. The warrant was valued at approximately $1.0 million using the Black-Scholes valuation model using a volatility rate of 71.6%, a risk-free interest rate of 4.7% and an estimated life of five years. We allocated $12.0 million of the consideration paid to IBM to the supply agreement and allocated the remainder to the technology license fee. Fair values were determined based on discounted estimated future cash flows related to our channel and OEM ServeRAID business. The cash flow periods used were five years and the discount rates used were 15% for the supply agreement asset and 20% for the technology license fee based upon our estimate of their respective levels of risk. Amortization of the supply agreement and the technology license fee is being included in “Net revenues” and “Cost of revenues,” respectively, over a five-year period reflecting the pattern in which economic benefits of the assets are realized.

Platys Acquisition

In August 2001, we purchased Platys, a developer of IP storage solutions for the purpose of accelerating our ability to provide IP storage connectivity for three high-growth IP storage markets: SANs, fabric switches and NAS. In consideration for the acquisition, we exchanged $50.0 million in cash, issued 5.2 million shares of our common stock valued at $59.8 million (including 0.9 million shares of restricted stock) and assumed stock options to purchase 2.3 million shares of our common stock with a fair value of $25.1 million. We also incurred $2.3 million in transaction fees, including legal, valuation and accounting fees. The common stock issued was valued in accordance with EITF No. 99-12, using the average of the closing prices of our common stock on The Nasdaq National Market for the two days prior to the acquisition date and the closing price of our common stock on the date of acquisition. The assumed stock options were valued using the Black-Scholes valuation model, and we used a volatility rate of 73.4%, a risk-free interest rate of 4.3% and an estimated life of four years.  Platys’ goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

As part of the purchase agreement, $15.0 million of the cash payment was held back, which we refer to as the General Holdback, for unknown liabilities that may have existed as of the acquisition date. The General Holdback, which was included as part of the purchase price, was recorded in accrued liabilities at March 31, 2002. In fiscal 2003, we were notified of certain claims submitted by former Platys employees and consultants related to activities prior to the acquisition of Platys by us. During fiscal 2003 and 2004, we paid $10.7 million and $3.6 million, respectively, of the General Holdback to the former Platys shareholders or to settle certain claims on their behalf. The remaining $0.7 million of the General Holdback will be paid to the Platys shareholders upon resolution of the outstanding claims, except for funds necessary to provide for liabilities with respect to the claims submitted by the former Platys employees and consultants.

In exchange for certain Platys common stock that was subject to repurchase at the date of acquisition, we committed to pay $6.9 million of cash, which we refer to as Unvested Cash, and issued to certain employee shareholders 0.9 million shares of our common stock valued at $10.1 million, which we refer to as Restricted Stock. The Restricted Stock vests over periods ranging from 18 to 38 months from the date of acquisition and is subject to the employee shareholders’ continued employment with Adaptec. We recorded the value of the Restricted Stock as deferred stock-based compensation, which is being amortized as the related services are performed. In addition, of the 2.3 million shares of our common stock subject to assumed stock options, approximately 1.9 million shares with an intrinsic value of $18.3 million were unvested, which we refer to as Unvested Options. In accordance with FIN No. 44, the intrinsic value of these Unvested Options was accounted for as deferred stock-based compensation and is being recognized as compensation expense over the related vesting periods. The payment of the Unvested Cash was also contingent upon the employee shareholders’ continued employment with us and is being paid and recognized as compensation expense as the Restricted Stock vests. As of March 31, 2004, we had no remaining obligation to make payments of Unvested Cash.

We also committed to certain executives of Platys an additional 0.8 million shares of our common stock, as well as $8.6 million of cash, referred to as the Executive Holdback, when certain product development milestones were met. In December 2001, the specified milestones were met and the Executive Holdback was paid and recorded as compensation expense in the third quarter of fiscal 2002. Compensation expense with respect to the 0.8 million shares of our common stock was measured on the date the milestones were met and was valued at $12.4 million.

Approximately $53.4 million of the purchase price was allocated to acquired in-process technology, which consisted of ASIC-based iSCSI technology for IP storage solutions, and was written off in the second quarter of fiscal 2002. We identified research projects of Platys in areas for which technological feasibility had not been established and no alternative future uses existed. We completed certain in-process projects and began shipping product in the fourth quarter of fiscal 2003 with additional in-process products expected to be completed by the second quarter of fiscal 2005. We believe market acceptance of iSCSI technology will accelerate when leading storage OEMs complete development of their external storage systems incorporating iSCSI technology. We expect remaining costs of approximately $1 million to bring the planned in-process projects to completion.

The acquisition was accounted for under SFAS No. 141 and certain specified provisions of SFAS No. 142. The results of operations of Platys were included in our Consolidated Statements of Operations from the date of the acquisition.

Roxio Spin-Off

On April 12, 2001, our Board of Directors formally approved a plan to spin off what was then our Software segment, Roxio, into a fully independent and separate company. Roxio is a provider of digital media software solutions that enable individuals to create, manage and move music, photos, video and data onto recordable CDs. Our Board of Directors declared a dividend of shares of Roxio’s common stock to our stockholders of record on April 30, 2001. The dividend was distributed after the close of business on May 11, 2001, in the amount of 0.1646 shares of Roxio’s common stock for each outstanding share of our common stock. We distributed all of the shares of Roxio’s common stock, except for 190,936 shares that are retained by us for issuance upon the potential exercise of the warrants by Agilent to purchase shares of our common stock under the terms of our development and marketing agreement with them. In January 2004, the warrants expired unexercised. The distribution of the shares of Roxio’s common stock was intended to be tax-free to us and to our stockholders. The distribution of the Roxio common stock dividend on May 11, 2001 resulted in the elimination of our net assets of discontinued operations and a $74.5 million reduction of our retained earnings. Of this amount, $33.2 million represented the initial long-term funding we contributed to Roxio at the date of distribution.

As a result of the spin-off, our historical consolidated financial statements have been restated to account for Roxio as discontinued operations for all periods presented in accordance with APB Opinion No. 30.

Subsequent Events

On June 29, 2004, we completed the acquisition of IBM’s i/p Series RAID component business line consisting of certain purchased RAID data protection intellectual property, semiconductor designs and assets and licensed from IBM related RAID intellectual property (the “IBM i/p Series RAID” business). The licensing agreement grants us the right to use IBM’s RAID technology and embedded Power PC technology for our internal and external RAID products to be sold to IBM and other customers. In conjunction with the acquisition, we also entered into a three-year exclusive product supply agreement under which we will supply RAID software, firmware and hardware to IBM for use in IBM’s iSeries and pSeries servers The total purchase price was approximately $49.0 million, which consisted of a cash payment to IBM of $47.5 million, warrants valued at $1.1 million, net of registration costs, and transactions costs of $0.4 million. In connection with the acquisition, we issued a warrant to IBM to purchase 250,000 shares of our common stock at an exercise price of $8.13 per share. The warrant has a term of 5 years from the date of issuance and is immediately exercisable. The acquisition will be accounted for as a purchase in fiscal 2005 in accordance with SFAS No. 141.

On July 23, 2004, we acquired Snap Appliance, a provider of NAS solutions, for approximately $84.4 million, including cash and assumed stock options. This amount consisted of approximately $77.4 million in cash and expenses and approximately $7.0 million related to the fair value of assumed stock options to purchase 1.2 million shares of our common stock. In addition, we expect to pay approximately $13.8 million in cash payments to former employees of Snap Appliance which will be paid, contingent upon their employment with us, over a two-year period through the second quarter of fiscal 2007. This transaction enables us to expand in the external storage market and to deliver cost-effective, scalable and easy-to-use DAS, NAS, Fibre Channel and IP-based SAN solutions from the workgroup to the data center. Snap Appliance will be integrated into our Channel segment. The acquisition will be accounted for as a purchase in fiscal 2005 in accordance with SFAS No. 141.

Recent Accounting Pronouncements

At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01. The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003. We adopted the disclosure requirements during our fiscal year ended March 31, 2004.

At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached in the March 2004 meeting is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. We do not believe that this consensus on the recognition and measurement guidance will have an impact on our consolidated results of operations.